Exhibit 5.1

September 21, 2020

CyrusOne LP and CyrusOne Finance Corp.

$400,000,000 Aggregate Principal Amount of 2.150% Senior Notes due 2030

Ladies and Gentlemen:

We have acted as counsel for CyrusOne LP, a Maryland limited partnership (“CyrusOne”), and CyrusOne Finance Corp., a Maryland corporation (“Finance” and, together with CyrusOne, the “Issuers”), in connection with the public offering and sale by the Issuers of $400,000,000 aggregate principal amount of 2.150% Senior Notes due 2030 (the “Notes”), to be issued under the indenture dated as of December 5, 2019 (the “Base Indenture”), among the Issuers and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated as of September 21, 2020 (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Issuers, the Guarantor and the Trustee establishing the terms of the Notes. The Notes are to be guaranteed by the Guarantor on the terms and subject to the conditions set forth in the Indenture (the “Guarantee).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Indenture and the form of the Notes contained therein; (b) the Registration Statement on Form S-3 (Registration No. 333-231203) filed with Securities and Exchange Commission (the “Commission”) on May 3, 2019 (the “Registration Statement”), with respect to registration under the Securities Act of 1933, as amended (the “Securities Act”) of various securities of the Issuers and Guarantor, to be issued from time to time by the Issuers and the Guarantor; (c) the related Prospectus, dated May 3, 2019 (together with the documents incorporated therein by reference, the “Basic Prospectus”); (d) the Prospectus Supplement, dated September 15, 2020, filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Basic Prospectus and any material incorporated therein by reference, the “Prospectus”); and (e) the Underwriting Agreement, dated September 15, 2020 among the Issuers, the Company and J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., and Truist Securities, Inc., as representatives of the underwriters named therein (the “Underwriters”).

In expressing the opinions set forth herein, we have assumed with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We have also assumed with your consent, that the Indenture (including the Guarantee therein) has been duly authorized, executed and delivered by, and represents legal, valid and binding obligations of, the Issuers, the Guarantor and the Trustee and that the forms of the Notes will conform to those included in the Indenture.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1.            Assuming that the Notes have been duly authorized, executed and delivered by the Issuers, the Notes, when executed and authenticated (including the due authentication of the Notes by the Trustee) in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will constitute legal, valid and binding obligations of the Issuers entitled to the benefits of the Indenture and enforceable against the Issuers in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

2.            Assuming that the Indenture (including the Guarantee therein) has been duly authorized, executed and delivered by the Issuers and the Guarantor, when the Notes are executed and authenticated (including the due authentication of the Notes by the Trustee) in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Guarantee will constitute the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of the State of Maryland.

In rendering this opinion, we have assumed, without independent investigation, the correctness of, and take no responsibility for the opinion dated September 21, 2020, of Venable LLP, Maryland counsel to the Issuers, a copy of which shall be filed with the Current Report on Form 8-K dated the date hereof as Exhibit 5.2 thereto, as to all matters of law covered therein relating to the laws of Maryland.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof and incorporated by reference into the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ CRAVATH, SWAINE & MOORE LLP

Cravath, Swaine & Moore LLP

CyrusOne LP and CyrusOne Finance Corp.
2850 N. Harwood Street, Suite 2200
Dallas, TX 75201

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